Exhibit 99.1

    Endwave Reports 4th Quarter and Fiscal Year End 2003 Financial Results

Endwave Exceeds Profitability Expectations Based on Improved Operating Metrics
                      and Higher Than Expected Revenues

    SUNNYVALE, Calif., Feb. 4 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of radio frequency (RF) subsystems for carrier-class cellular backhaul infrastructure, broadband wireless networks and defense systems, today reported financial results for its fourth quarter and fiscal year ended December 31, 2003.

    Endwave reported revenues of $9.5 million for the fourth quarter of 2003, compared with revenues of $8.2 million for the third quarter of 2003 and $7.0 million for the fourth quarter of 2002. Total revenues for 2003 were $33.8 million, compared with revenues of $22.6 million for 2002.

    GAAP net income for the fourth quarter of 2003 was $1.2 million, or $0.12 fully diluted earnings per share, compared with GAAP net income for the fourth quarter of 2002 of $95,000, or $0.01 fully diluted earnings per share. GAAP net loss for the year ended December 31, 2003 was $7.9 million, or $0.87 loss per share, compared with GAAP net loss for 2002 of $31.0 million, or $3.47 loss per share. Cash, cash equivalents and short-term investments as of December 31, 2003 increased by $1.2 million to $30.1 million from a balance of $28.9 million at September 30, 2003.

    Pro forma net income for the fourth quarter of 2003 was $1.2 million, or $0.12 fully diluted earnings per share, compared with a pro forma net loss in the fourth quarter of 2002 of $2.5 million, or $0.28 loss per share. For the fourth quarter of 2003, pro forma net income was calculated by excluding from net income a restructuring reserve benefit of $146,000 and amortization of deferred stock compensation charges of $179,000. For the fourth quarter of 2002, pro forma net loss was calculated by excluding a deferred stock compensation benefit of $280,000, a gain from a contract cancellation of $2.2 million, and a restructuring reserve benefit of $144,000.

    Pro forma net loss for the year ended December 31, 2003 was $3.6 million, or $0.39 loss per share, compared with a pro forma net loss for the year ended December 31, 2002 of $22.1 million, or $2.47 loss per share. For fiscal 2003, pro forma net loss was calculated by excluding from net loss $3.6 million of impairment and restructuring charges and $796,000 of amortization of deferred stock compensation. For fiscal year 2002, pro forma net loss was calculated by excluding from net loss impairment and restructuring charges of $8.2 million, special inventory charges of $3.1 million, gains on contract terminations of $3.4 million, benefit for excess accrued lease termination costs of $490,000, and amortization of deferred stock compensation charges of $1.4 million. Management believes that excluding the items described above may permit investors to better compare results from period to period and more accurately assess the company's prospects.

    "We have followed through on our commitment to Endwave stockholders, customers and employees to become profitable by the fourth quarter of 2003," said Ed Keible, CEO and President of Endwave Corporation. "We are particularly pleased with our achievement despite the most difficult of market conditions, as Endwave's revenues grew by 50% this year. Further, we have developed a scalable business model that will allow Endwave to lead the overall market recovery predicted to begin in 2004. As such, Endwave is forecasting an annual increase in revenue of approximately 20% from 2003, while requiring only modest additions to our operating costs."

    Endwave Fourth Quarter 2003 Summary:

    -- Revenues were $9.5 million, an increase of approximately 36% from the same quarter in the prior year.
    -- Revenues attributable to sales to customers in non-telecom related
       "adjacent" markets comprised 10% of total revenues for the fourth quarter of 2003, representing year-on-year growth of 28%.
    -- Products were shipped to 29 customers during the quarter, including 4 new customers. Significant customers included Nokia, Stratex Networks, Allgon Microwave, and Siemens.
    -- Gross margin improved to 40% in the fourth quarter as compared to 28% in the third quarter of 2003. Without inventory reserve adjustments of $676,000 made in the fourth quarter of 2003, gross margin for the quarter would have been 33%.
    -- Endwave executed a 2-year follow-on contract with Nokia Networks for the production of Endwave's current and next-generation transceivers, to be used in Nokia's FlexiHopper(TM) and FlexiHopper Plus(TM) radios.
    -- The company successfully transitioned from its former ISO 9001-1994 certification status to the new ISO 9001-2000 standard for Quality Management Systems.
    -- A long-term teaming agreement was signed between Endwave and a leading systems supplier to prime defense contractors worldwide.

    Endwave will hold its regularly scheduled fourth quarter earnings call today at 1:30 p.m. Pacific Time, which will be available via web cast by logging on to the investor relations section of our website at http://www.endwave.com/investors. The web cast replay will be available online after the earnings call at approximately 2:30 p.m. Pacific Time, and will continue to remain available for 90 calendar days after the call. An audio telephone replay of the conference call will also be available approximately one hour following the conclusion of the call, and will continue to be available for 5 calendar days by dialing 888-203-1112 (domestically) or 719-457-0820 (internationally), and entering the confirmation code 631792.

    About Endwave

    Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of voice and data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul networks, enterprise access, homeland security, defense electronics and radar systems, and other broadband applications. These products include integrated transceivers, oscillators/synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave has more than 35 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that products will fail to achieve market acceptance, the timing or existence of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing, transitioning and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's report on Form 10-K and subsequently filed reports on Form 10-Q.


                           Condensed Balance Sheet
                                (in thousands)

                                                   Dec. 31,          Dec. 31,
                                                    2003              2002
                                                                    (audited)
    Assets
    Current assets
    Cash and cash equivalents                      $13,408            $9,224
    Short-term investments                          16,668            21,361
    Accounts receivables, net                        6,581             4,101
    Inventories, net                                 8,119            11,784
    Other current assets                               592               718
    Total current assets                            45,368            47,188
    Property and equipment, net                      7,566            12,713
    Other assets, net                                  140               148
    Total assets                                   $53,074           $60,049

    Liabilities and stockholders' equity
    Current liabilities:
    Accounts payable                                 3,088             2,038
    Warranty accrual                                 5,835             5,583
    Accrued compensation and other liabilities       1,139               773
    Other accrued liabilities                        1,090             1,437
    Current portion of capital lease obligations        --             1,146
    Current portion of notes payable                   516               491
    Total current liabilities                       11,668            11,468
    Capital lease obligations, less current portion     --               113
    Notes payable, less current portion                262               783
    Other long-term liabilities                        101               179
    Total stockholders' equity                      41,043            47,506
    Total liabilities and stockholders' equity     $53,074           $60,049


                           STATEMENTS OF OPERATIONS
              (in thousands, except share and per share amounts)

                                    Three months ended
                                       - Unaudited        Twelve months ended
                                     Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                      2003       2002       2003       2002
                                    Unaudited   Audited   Unaudited   Audited
    Total revenues                    $9,516     $6,994    $33,847    $22,572
    Costs and expenses:
    Cost of product revenues           5,739      5,981     24,830     29,777
    Research and development             820      1,304      4,462      9,205
    Sales, general and administrative  1,966      2,290      8,755      9,223
    Restructuring charges and asset
     write offs                         (146)      (144)     3,555      8,210
    Amortization of deferred
     stock compensation                  179       (280)       796      1,357
    Total costs and expenses           8,558      9,151     42,398     57,772
    Income (loss) from operations        958     (2,157)    (8,551)   (35,200)
    Interest income and other, net       235      2,252        641      4,198
    Net income (loss)                 $1,193        $95    $(7,910)  $(31,002)
    Basic  net income (loss) per
     share                             $0.13      $0.01     $(0.87)    $(3.47)
    Diluted net income (loss) per
     share                             $0.12      $0.01     $(0.87)    $(3.47)
    Weighted shares used in basic
     per-share calculation         9,312,135  8,980,374  9,134,626  8,937,417
    Weighted shares used in diluted
     per-share calculation        10,341,542  8,980,374  9,134,626  8,937,417

    Note:
     All per share numbers have been adjusted to reflect the 1 for 4 reverse stock split effected in June 2002.


                      PRO FORMA STATEMENTS OF OPERATIONS
              (in thousands, except share and per share amounts)
                                  Unaudited

                                      Three months ended  Twelve months ended
                                      Dec. 31,   Dec. 31,  Dec. 31,   Dec. 31,
                                       2003       2002      2003       2002
    Total revenues                    $9,516     $6,994    $33,847    $22,572
    Costs and expenses:
    Cost of product revenues           5,739      5,981     24,830     26,642
    Research and development             820      1,304      4,462      9,205
    Sales, general and administrative  1,966      2,290      8,755      9,223
    Total costs and expenses           8,525      9,575     38,047     45,070
    Income (loss) from operations        991     (2,581)    (4,200)   (22,498)
    Interest income and other, net       235         51        641        382
    Proforma net income (loss)        $1,226    $(2,530)   $(3,559)  $(22,116)
    Basic  net income (loss) per
     share                             $0.13     $(0.28)    $(0.39)    $(2.47)
    Diluted net income (loss) per
     share                             $0.12     $(0.28)    $(0.39)    $(2.47)
    Weighted shares used in basic
     per-share calculation         9,312,135  8,980,374  9,134,626  8,937,417
    Weighted shares used in diluted
     per-share calculation        10,341,542  8,980,374  9,134,626  8,937,417

    Basis of presentation:

    1. Pro forma operating results exclude the effects restructuring costs, impairment of long-lived assets, special inventory charges, benefit of reversal of deferred stock compensation charges, amortization of deferred stock compensation charges, benefit of reversal of excess accrued lease termination costs, and gain on contract termination.

    2. All per share numbers have been adjusted to reflect the 1 for 4 reverse stock split effected in June 2002.


                 ACTUAL TO PRO FORMA NET LOSS RECONCILIATION
                                (in thousands)
                                 (unaudited)

                                            Three months      Twelve months
                                                ended             ended
                                          Dec. 31,  Dec. 31, Dec. 31, Dec. 31,
                                            2003      2002     2003     2002
    Net income (loss) actual               $1,193      $95  $(7,910) $(31,002)
    Impairment of long-lived assets                     (2)             5,161
    Restructuring charges (recoveries)       (146)    (143)   3,555     3,077
    Special inventory charges                  --       --       --     3,135
    Gain on contract termination               --       --       --    (1,154)
    Other income from cancellation fees        --   (2,200)      --    (2,200)
    Reversal of excess accrued lease
     termination costs                         --       --       --      (490)
    Amortization of deferred stock
     compensation                             179     (280)     796     1,357
    Net income (loss) pro forma            $1,226  $(2,530) $(3,559) $(22,116)


SOURCE  Endwave Corporation
    -0-                             02/04/2004
    /CONTACT: Julianne Biagini, Chief Financial Officer, +1-408-522-3105, or Mark Hebeisen, VP Marketing, +1-408-522-7702, both of Endwave Corporation/
    /Web site:  http://www.endwave.com/
    (ENWV)

CO:  Endwave Corporation
ST:  California
IN:  CPR ECP TLS
SU:  ERN CCA